SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held May 9, 2003

To the Shareholders of Kendle International Inc.:

The Annual Meeting of Shareholders of Kendle International Inc. (the “Company”) will be held Friday, May 9, 2003, at 9:30 a.m., Eastern Time, in the Grand Ballroom of the Millennium Hotel Complex, 141 West 6th Street, Cincinnati, Ohio, for the following purposes:

1.	To elect eight directors to hold office for the ensuing year or until their respective successors are elected and qualified;

2.

To consider and act upon a proposal to approve an amendment to the Company’s 1997 Stock Option and Stock Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under the plan from 3,000,000 shares to 5,000,000 shares;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company for 2003; and

4.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has designated the close of business on March 17, 2003, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record of the Company’s Common Stock at the close of business on that date will be entitled to vote.

You are cordially invited to attend the Annual Meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors,

Paul F. Ritter
Vice President, Secretary and General Counsel

Dated: April 3, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON (ALTHOUGH PRESENCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF THE PROXY).

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

INTRODUCTION

The Board of Directors of Kendle International Inc. (the “Company”) is requesting your proxy for use at the Annual Meeting of Shareholders on May 9, 2003, and at any adjournment thereof (the “Annual Meeting”), pursuant to the foregoing Notice. This Proxy Statement and the accompanying proxy card are being mailed to shareholders with the Company’s 2003 Annual Report to Shareholders on or about April 3, 2003.

VOTING AT THE ANNUAL MEETING

As of March 17, 2003, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, the Company had 12,954,236 shares of Common Stock, no par value (“Common Stock”), issued and outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on March 17, 2003 will be entitled to vote at the Annual Meeting.

A quorum is necessary to conduct business at the Annual Meeting. To reach a quorum, at least a majority of the outstanding shares of Common Stock eligible to vote must be represented at the Annual Meeting, either in person or by proxy. Abstentions from voting and broker non-votes (defined below) will be included in determining the presence of a quorum.

Shareholders may vote in person or by proxy at the Annual Meeting. Proxies given may be revoked at any time prior to the Annual Meeting by filing with the Company either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). With the exception of the election of directors, for which a plurality is required, the vote required on all matters to be voted upon is a majority of shares actually voted. Shares of Common Stock represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted: (1) to elect the current directors named in this Proxy Statement; (2) to approve the proposal to amend the 1997 Stock Option and Stock Incentive Plan; and (3) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants. If any other matters properly come before the Annual Meeting, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.

In the event a broker, bank, custodian, nominee or other record holder of shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter(s) (a “broker non-vote”), those shares will be considered as present for the purposes of determining a quorum but not entitled to vote with respect to that specific matter(s).

PRINCIPAL SHAREHOLDERS The following shareholders are the only persons known by the Company to own beneficially at least five percent (5%) of its outstanding Common Stock as of February 28, 2003:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Brown Capital Management, Inc.(2) 1201 N. Calvert St. Baltimore, MD 21202	1,607,800	12.41%
Capital Group International, Inc. and Capital Guardian Trust Company(2) 11100 Santa Monica Blvd. Los Angeles, CA 90025	1,273,690	9.83%
Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	1,267,621	9.79%
Candace Kendle(3) 1200 Carew Tower 441 Vine St. Cincinnati, OH 45202	1,215,329	9.38%
Christopher C. Bergen(4) 1200 Carew Tower 441 Vine St. Cincinnati, OH 45202	979,313	7.56%
Dimensional Fund Advisors Inc.(2) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	703,600	5.43%

(1)

Unless otherwise noted, percentage of beneficial ownership is based on 12,954,236 shares of Common Stock issued and outstanding. Shares of Common Stock that a beneficial owner has the right to acquire within 60 days of February 28, 2003, pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing percentage ownership of any other person.

(2)	This information is taken from Schedule 13Gs filed with the Securities and Exchange Commission (the “Commission”) reflecting Common Stock Ownership as of December 31, 2002.

(3)

This total amount includes: (i) 18,236 shares held directly by Hazel Kendle, mother of Dr. Candace Kendle; (ii) 2,710 shares for which Dr. Kendle holds options exercisable within 60 days of February 28, 2003; and (iii) restricted stock awards in the amount of 10,000 shares. This total amount does not include: (i) 979,313 shares of Common Stock owned by Mr. Bergen, Dr. Kendle’s husband; and (ii) 609,000 shares of Common Stock held in trust by the Kendle Bryan and Mark Brettschneider Irrevocable Stock Trusts, under which the children of Dr. Kendle are beneficiaries. Dr. Kendle does not exercise voting or investment control over either trust.

(4)

This total amount includes: (i) 2,460 shares for which Mr. Bergen holds options exercisable within 60 days of February 28, 2003; and (ii) restricted stock awards in the amount of 4,500 shares. This total amount does not include: (i) 1,215,329 shares of Common Stock owned by Dr. Kendle, Mr. Bergen’s wife; and (ii) 609,000 shares of Common Stock held in trust by the Kendle Bryan and Mark Brettschneider Irrevocable Stock Trusts, under which the children of Dr. Kendle, Mr. Bergen’s wife, are beneficiaries. Mr. Bergen does not exercise voting or investment control over either trust.

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ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Board is nominating for re-election the following current directors: Dr. Candace Kendle, Philip E. Beekman, Christopher C. Bergen, Dr. G. Steven Geis, Dr. Donald C. Harrison, Dr. Timothy E. Johnson, Dr. Frederick A. Russ and Robert C. Simpson. Dr. Geis, Dr. Johnson and Dr. Russ were appointed to the Board in November 2002.

All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting or until their successors are elected and qualified.

Proxies will be voted in favor of election of the nominees named herein unless authority to vote is withheld. If any of the nominees should become unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominees as the Board may designate. The proxies will in no event be voted for a greater number of nominees than eight. The eight nominees receiving the highest number of votes will be elected.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Director.

Information About Nominees

Candace Kendle, Pharm.D., 56, co-founded the Company in 1981 and has served as Chief Executive Officer since its incorporation. She has been Chairman of the Board since 1991. From 1979 through 1981, Dr. Kendle served as Clinical Associate Professor of Pediatrics at The University of Pennsylvania School of Medicine; Clinical Assistant Professor at Philadelphia College of Pharmacy and Sciences; and Director, Department of Pharmacy, The Children’s Hospital of Philadelphia. She has published more than 15 scientific articles. Dr. Kendle serves as a director of H. J. Heinz Company, a food products manufacturer; the Isabella Venture Fund, a venture capital fund which focuses on women-owned businesses; and UMD, Inc., a medical device company. She is the wife of Christopher C. Bergen, President and Chief Operating Officer of the Company.

Philip E. Beekman, 71, was elected a director of the Company in January 1997. Mr. Beekman is the President of Owl Hollow Enterprises, a consulting and investment company. Prior to July 1994, Mr. Beekman served as Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc. Mr. Beekman is a director of the National Association of Chain Drug Stores; General Chemical Group Inc., a supplier of soda ash and other chemicals; Linens ’N Things, a retail chain of home furnishings; the Ladies Professional Golf Association; the National Organization on Disability; Procurenet Inc., a company engaged in procuring products via electronic and other media for other companies; and Panavision Inc., a manufacturer of cameras for the movie/television industry.

Christopher C. Bergen, 52, co-founded the Company in 1981 and since its incorporation has served as a director and its President and Chief Operating Officer. From 1977 to 1981, Mr. Bergen served in various capacities at The Children’s Hospital of Philadelphia, most recently as Associate Vice President. He is the husband of Candace Kendle, Chairman and Chief Executive Officer of the Company.

G.  Steven Geis, Ph.D., M.D., 51, was appointed a director of the Company in November 2002. Now retired, Dr. Geis served in a number of management and senior management positions with Pharmacia & Upjohn Company from 1985 to July 2002, including most recently Group Vice President: Arthritis, Cardiovascular and Oncology Clinical Development from March 2001 to July 2002 and Vice President: Arthritis Clinical Development from August 1998 through March 2001. Dr. Geis has authored or co-authored numerous journal articles covering several therapeutic areas.

Donald C. Harrison, M.D., 69, was appointed a director of the Company in November 2001. Now retired, Dr. Harrison served as the Senior Vice President and Provost for Health Affairs at University of Cincinnati from 1986 through 2002 and also served as the Chief Executive Officer of the University of

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Cincinnati Medical Center. He also is a practicing cardiologist on a part-time basis. Dr. Harrison’s professional experience includes 26 years at Stanford University School of Medicine and Stanford University Hospital, where he was Chief of Cardiology between 1967 and 1968. He is past national President of the American Heart Association and is on the board of several not-for-profit organizations, including the Southwest Ohio chapter of the American Heart Association, University of Cincinnati Medical Associates Inc., University Hospital Inc. and the Health Alliance of Greater Cincinnati. He also serves on the board of numerous start-up medical device and biotechnology companies, including UMD, Inc., Medical Education and Consultation Inc., Novoste Inc., HeartStent, Venturi LLP, Enable Medical, AtriCure, Pi Medical Inc. and StanGraf. Dr. Harrison has edited eight books, published more than 580 articles on clinical and cardiovascular research and serves on the editorial boards of six medical journals.

Timothy E. Johnson, Ph.D., 60, was appointed a director of the Company in November 2002. Dr. Johnson is a financial and investment consultant and has served as the President of Johnson Investment Counsel, Inc. since 1970. Johnson Investment Counsel, Inc. is a registered investment adviser with the Securities and Exchange Commission and manages portfolio assets for endowments, foundations, corporations, individuals and pension and profit sharing plans. Dr. Johnson also is a Professor of Finance at University of Cincinnati. Dr. Johnson serves as a director or trustee for several civic and nonprofit organizations, including the Association of Independent Trust Companies, Cincinnati Opera, City Ministries, Covenant Foundation and Greenacres Foundation. Dr. Johnson has written several articles on investment and financial management.

Frederick A. Russ, Ph.D., 58, was appointed a director of the Company in November 2002. Dr. Russ has served as the Dean of the College of Business Administration at the University of Cincinnati since 1994. Dr. Russ formerly served as non-executive Chairman of the Board of Charles & Colvard, Ltd., a manufacturer and supplier of specialty jewelry, and continues to serve on its Board of Directors. Dr. Russ also serves as a director for the Economics Center for Education & Research and a director of Techsolve Inc., a regional, not-for-profit entity providing consulting services and idea-sharing for its manufacturing and technology business members. Dr. Russ has co-authored three textbooks and has written numerous articles on marketing strategy and the behavior of consumers and sales personnel.

Robert C. Simpson, 71, was appointed a director of the Company in July 2001. Now retired, Mr. Simpson has more than 40 years of global drug development experience. Most recently, he was Group President and Director of West Pharmaceutical Services, Inc., a manufacturer of specialty packaging products for the healthcare industry. He worked for West Pharmaceutical from 1978 to 1991. Prior to 1978, Mr. Simpson spent 20 years with Pfizer Inc., serving in a number of senior management positions, including Executive Vice President of European Operations.

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Securities Ownership of Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock as of February 28, 2003, by each director and Named Executive Officer (defined in the “Executive Compensation” section below), except Mr. Mooney who retired from the Company on December 31, 2002, and by all directors and Named Executive Officers as a group.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent
Philip E. Beekman(2)	54,145	*
Karl Brenkert III(7)	0	*
Christopher C. Bergen(2)(3)	979,313	7.56%
Anthony L. Forcellini(8)	5,460	*
G. Steven Geis(2)	8,475	*
Donald C. Harrison(2)	10,808	*
Timothy E. Johnson(2)	5,000	*
Candace Kendle(2)(3)(4)	1,215,329	9.38%
Frederick A. Russ(2)	5,000	*
Robert C. Simpson(2)(5)	11,970	*
Thomas E. Stilgenbauer(6)	15,410	*
All Directors and Named Executives as a group (11 persons)	2,310,910	17.72%

*	Less than 1%

(1)

Percentage of beneficial ownership is based on 12,954,236 shares of Common Stock issued and outstanding. The number of shares beneficially owned includes restricted shares and options to purchase shares of Common Stock which are exercisable by such individuals within 60 days of February 28, 2003. The following shares subject to such options are included in the totals: 27,000 shares of Common Stock for Mr. Beekman; 2,460 shares of Common Stock for Mr. Bergen; 3,960 shares of Common Stock for Mr. Forcellini; 5,000 shares of Common Stock for Dr. Geis; 10,000 shares of Common Stock for Dr. Harrison; 5,000 shares of Common Stock for Dr. Johnson; 2,710 shares of Common Stock for Dr. Kendle; 5,000 shares of Common Stock for Dr. Russ; 10,000 shares of Common Stock for Mr. Simpson; and 12,460 shares of Common Stock for Mr. Stilgenbauer. The following restricted stock awards, which are subject to vesting over three years from the date of grant in October 2002, are also included in the totals: 4,500 shares of Common Stock for Mr. Bergen; 1,500 shares of Common Stock for Mr. Forcellini; 10,000 shares of Common Stock for Dr. Kendle; and 1,500 shares of Common Stock for Mr. Stilgenbauer.

(2)	See “Information about Nominees” for information about each director.

(3)

Shares of Common Stock beneficially owned does not include 609,000 shares of the Company’s Common Stock held by the Kendle Bryan and Mark Brettschneider Irrevocable Stock Trusts. The children of Dr. Kendle are the trusts’ beneficiaries and neither Dr. Kendle nor Mr. Bergen exercise voting or investment control over either trust.

(4)	Includes 18,236 shares of Common Stock held directly by Hazel Kendle, mother of Dr. Kendle.

(5)	Includes 400 shares of Common Stock held by Mr. Simpson’s spouse.

(6)

Mr. Stilgenbauer, 55, joined the Company in June, 1998. Prior to being appointed Executive Vice President and Chief Marketing Officer in 2000, Mr. Stilgenbauer was Senior Vice President — Organizational Development and then Executive Vice President Operations. Prior to joining the Company, he was Vice President — Operations for The Loewen Group and Senior Vice President — Operations for Hook-SupeRx, Inc.

(7)

Mr. Brenkert, 55, joined the Company in October, 2002 and, upon Mr. Mooney’s retirement effective December 31, 2002, was appointed Senior Vice President, Chief Financial Officer and Treasurer. Prior to Mr. Brenkert’s employment with the Company, he served as Vice President, Finance at Ryobi Technologies, Inc. beginning in 2000. From 1995 through 2000, Mr. Brenkert served as the Chief Financial Officer — Public Transportation Services Division at Ryder System, Inc.

(8)

Mr. Forcellini, 45, joined the Company in October 1996. Prior to being appointed Senior Vice President, Operations in 2000, Mr. Forcellini served as the Executive Director — Mergers & Acquisitions for the Company.

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Committees of the Board of Directors

During 2002, the Board of Directors held five meetings. Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and all committees on which the individual director served. There are two committees of the Board of Directors that assist the Board in discharging its responsibilities. These committees, their members and functions are discussed below.

The Management Development and Compensation Committee is responsible for monitoring the performance and succession of senior management, review of the Company’s compensation plans and general review of the Company’s employee compensation policies, approval of remuneration arrangements for executive officers of the Company and administration of the Company’s stock-related benefit plans. Prior to August 2002, the Compensation Subcommittee of the Management Development and Compensation Committee was responsible for these performance monitoring and compensation oversight activities. The Management Development and Compensation Committee, which met one time after assuming the Compensation Subcommittee’s responsibilities in August 2002, currently is comprised of Mr. Beekman (Chairman), Dr. Harrison and Mr. Simpson. Prior to August 2002, the former Compensation Subcommittee met one time and was comprised of Mr. Beekman, Mr. Simpson and Robert Buck, a former director of the Company.

The Audit Committee, which met three times during 2002, is currently comprised of Mr. Beekman (Chairman), Dr. Harrison and Mr. Simpson, and is responsible for the engagement of independent auditors, the review of audit fees, the supervision of matters relating to audit functions, and the review of internal policies and procedures regarding audit, accounting and other financial controls.

The Board of Directors does not have a nominating committee or executive committee.

Compensation of Directors

Non-employee directors are paid $3,000 for each director meeting attended and $1,500 for each committee meeting attended. Their compensation is paid quarterly, in arrears, in the form of Common Stock. Beginning in 2002, non-employee directors were able to elect to receive up to 50% of such compensation in the form of cash with the balance to be paid in Common Stock. Under the Company’s 1997 Stock Option and Stock Incentive Plan, each non-employee director is granted a non-qualified option to purchase 5,000 shares of Common Stock on the date of such director’s first election or appointment to the Board and an option for such number of shares of Common Stock, if any, as determined annually by the Board, upon each annual election as a director thereafter. The Board has determined that for 2003, each non-employee director elected to the Board at the Annual Meeting will be granted an option to purchase 5,000 shares of Common Stock. The exercise price for all such options is the fair market value of Common Stock on the grant date. Directors who are employees of the Company are not separately compensated for serving as directors.

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EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid for the last three fiscal years to the Company’s Chief Executive Officer and the four other most highly compensated executive officers (the “Named Executives”). The group of Named Executives includes Karl Brenkert III, who began his employment with the Company on October 31, 2002 and has succeeded Timothy M. Mooney as the Company’s Chief Financial Officer and Treasurer pursuant to Mr. Mooney’s retirement on December 31, 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	All Other Compensation(1) ($)
Dr. Candace Kendle Chairman of the Board and Chief Executive Officer	2002 2001 2000	290,338 255,410 235,693	0 33,518 10,692	70,000 N/A N/A	20,300 300 300	0 0 0
Christopher C. Bergen President and Chief Operating Officer	2002 2001 2000	251,815 222,095 204,950	0 22,669 7,231	31,500 N/A N/A	14,800 300 300	16,519 16,375 16,375
Timothy M. Mooney(2) Executive Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	207,517 194,819 182,540	0 16,858 5,633	14,000 N/A N/A	2,300 300 300	450,418 81,684 0
Thomas E. Stilgenbauer Executive Vice President and Chief Marketing Officer	2002 2001 2000	214,183 198,874 179,529	0 17,399 5,550	10,500 N/A N/A	11,800 10,300 300	0 0 0
Anthony L. Forcellini Senior Vice President, Operations	2002 2001 2000	189,660 177,650 144,705	0 15,407 5,100	10,500 N/A N/A	11,800 300 10,300	31,607 80,970 0
Karl Brenkert III(3) Senior Vice President, Chief Financial Officer and Treasurer	2002	28,820	0	0	0	0

(1)	Compensation paid to Mr. Bergen represents insurance premium payments. Compensation paid to each of Mr. Mooney and Mr. Forcellini represents proceeds from the exercise of stock options.

(2)	Mr. Mooney retired from the Company effective December 31, 2002.

(3)

Mr. Brenkert’s employment with the Company began October 31, 2002. Compensation reflects actual compensation paid to Mr. Brenkert during the portion of the year in which Mr. Brenkert was employed by the Company.

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Stock Options

The tables below provide certain information with respect to grants of stock options to, and exercises by, the Named Executives pursuant to the Company’s stock option plans during the year ended December 31, 2002.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1) (#)	Percent of Total Granted to Employees in Fiscal Year (%)	Exercise Price ($/Share)	Expiration Date (mm/dd/yyyy)	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)(3)
					5% ($)	10% ($)
Dr. Candace Kendle	10,000 300	1.17 0.04	9.63 8.30	07/16/2012 09/01/2012	60,563 1,566	153,477 3,968
Christopher C. Bergen	10,000 300	1.17 0.04	9.63 8.30	07/16/2012 09/01/2012	60,563 1,566	153,477 3,968
Timothy M. Mooney	300	0.04	8.30	01/01/2004	168	339
Thomas E. Stilgenbauer	10,000 300	1.17 0.04	9.63 8.30	07/16/2012 09/01/2012	60,563 1,566	153,477 3,968
Anthony L. Forcellini	10,000 300	1.17 0.04	9.63 8.30	07/16/2012 09/01/2012	60,563 1,566	153,477 3,968

(1)	All options granted to the Named Executives are exercisable in five equal annual installments beginning one year after the date of grant.

(2)	Potential realizable value is calculated from the exercise price of the options granted.

(3)

The dollar amounts under these columns are the result of calculations at the five percent (5%) and ten percent (10%) rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of shares of Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Number of Securities Underlying Options Exercised(#)	Value Realized($)	Number of Underlying Unexercised Securities Options at December 31, 2002(#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at December 31, 2002($)(1) Exercisable/Unexercisable
Dr. Candace Kendle	0	0	2,710	10,840	71	403
Christopher C. Bergen	0	0	2,460	10,840	71	403
Timothy M. Mooney	48,406	450,418	84,424	840	667,834	403
Thomas E. Stilgenbauer	0	0	10,460	20,840	71	403
Anthony L. Forcellini	4,920	31,607	3,960	16,840	71	10,963

(1)

Represents the number of shares optioned multiplied by the difference between $9.29, the average of the high and low share price of Common Stock on December 31, 2002, and the exercise price for that option.

Protective Compensation and Benefit Agreements

The Company has entered into Protective Compensation and Benefit Agreements with certain employees, including each of the Named Executives of the Company. These agreements are subject to annual review by the Company’s Board of Directors and, upon their respective termination dates, automatically will be extended in one-year increments unless cancelled by the Company. The agreements provide for specified benefits, including two years’ compensation, in the event of a change in control as that term is defined in the agreements.

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Management Development and Compensation Committee Report on Executive Compensation

The Management Development and Compensation Committee (referred to in this section as the “Committee”) is comprised of three directors, none of whom is an officer or employee of the Company or its subsidiaries. The Committee is responsible for the establishment of policies governing, and for the implementation, administration and interpretation of, all aspects of executive officer compensation. Prior to August 2002, these activities were the responsibilities of the Compensation Subcommittee of the Management and Development Committee. The Compensation Subcommittee also was comprised of three directors, none of whom was an officer or employee of the Company or its subsidiaries. In the following report, activities performed by the Committee prior to August 2002 were performed by the Compensation Subcommittee.

The Company’s executive compensation program is designed to align executive compensation with the achievement of strategic business goals that promote the long-term financial growth of the Company. This program is designed to attract and retain the highest caliber executive officers, to maximize shareholder value and to provide a compensation package that recognizes individual contributions as well as overall Company performance. The Committee reviews the executive compensation program annually in relation to the Company’s annual financial goals and performance.

The key elements of the Company’s 2002 executive compensation program consisted of base salary, the 2002 Profit Share Plan and the 1997 Stock Option and Stock Incentive Plan. The compensation of Dr. Candace Kendle, Chief Executive Officer, consists of these same elements.

Base Salary.    At a meeting held March 11, 2002, the Committee set salaries for the Named Executives, effective April 1, 2002. In establishing these salaries, the Committee reviewed recommendations of management against the pay practices of comparable companies as well as the Company’s competitors. The Committee considered corporate profitability, position responsibility levels and individual qualifications and performance. The Committee noted that the base salaries of Dr. Kendle and certain of the Named Executives are considerably lower than salaries paid in the competitive market and agreed to address this competitive shortfall prospectively.

Bonuses.    Pursuant to the Company’s 2002 Profit Share Plan, annual incentive awards are normally paid to the Company’s employees primarily on the basis of achievement of specified Company financial results, such as revenue and earnings per share thresholds and targets, in addition to other discretionary factors. Awards under this plan are paid in cash. The participants in this plan, including the Named Executives, are assigned target awards, expressed as a percentage of base salary, that are payable if the applicable performance criteria are met. Participants’ awards are determined on the basis of these factors and a general assessment of the participant’s performance. Based on the financial results achieved by the Company during 2002, bonus payments were not awarded to the Named Executives or to Dr. Kendle.

Stock Options and Restricted Stock Awards.    Under the Company’s 1997 Stock Option and Stock Incentive Plan, the Committee may grant stock options, restricted and unrestricted stock awards and other performance awards to the Company’s employees, including executive officers. On July 16, 2002, the Committee reviewed and approved stock option grants of 10,000 shares each to Dr. Kendle, Mr. Bergen, Mr. Stilgenbauer and Mr. Forcellini with an exercise price equal to the fair market value of the Common Stock on the date of grant. On September 1, 2002, the Committee reviewed and approved stock option grants of 300 shares to each of the Company’s employees who met certain minimum eligibility requirements, including grants to the Named Executives, with an exercise price equal to the fair market value of the Common Stock on the date of grant. All of the foregoing options become exercisable at a rate of twenty percent (20%) per year over five years beginning one year from the date of grant. This approach is designed to create shareholder value over the long term because the full benefit of the options cannot be realized until appreciation in the price of the Common Stock occurs.

On October 1, 2002, the Committee reviewed and approved grants of restricted shares of Common Stock to certain Named Executives. Dr. Kendle and Mr. Bergen received grants of 10,000 shares and 4,500 shares, respectively, and each of Mr. Stilgenbauer and Mr. Forcellini received grants of 1,500 shares. Mr. Mooney

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received a grant of 2,000 shares, which lapsed upon his retirement from the Company effective December 31, 2002. The restricted shares vest over three years at a vesting rate of thirty-three and one-third percent (33-1/3%) per year.

Compensation of the Chief Executive Officer.    As Chairman and Chief Executive Officer, Dr. Kendle receives compensation consisting of three basic components: salary, bonus and equity compensation. Dr. Kendle received in 2002 the salary indicated on the Summary Compensation Table on page 7 based on the Committee’s review and consideration of the Company’s profitability and Dr. Kendle’s individual qualifications and performance. In accordance with the Company’s 2002 Profit Share Plan, Dr. Kendle received no bonus for 2002. Dr. Kendle is eligible for a target bonus, expressed as a percentage of salary, if applicable performance criteria are met and specified Company financial results, such as revenue and earnings per share thresholds, are achieved. In addition to cash compensation and pursuant to the 1997 Stock Option and Stock Incentive Plan, Dr. Kendle received stock options to purchase 10,300 shares of Common Stock, which options are set forth in the Option Grants in Last Fiscal Year table on page 8, and a restricted stock award of 10,000 shares, the award value of which is set forth in the Summary Compensation Table on page 7. Of these options to purchase Common Stock, an option to purchase 300 shares of Common Stock was granted to Dr. Kendle as well as all other employees of the Company who met certain minimum eligibility requirements. In determining Dr. Kendle’s salary and equity compensation, the Committee also reviewed and considered compensation practices of comparable companies and noted that Dr. Kendle’s salary is considerably lower than salaries paid to similar executives in the competitive market. The Committee determined to address this shortfall prospectively.

Policy on Section 162(m).    Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company may not deduct more than $1 million in compensation paid to any of its Named Executives, unless the excess amount is performance-based compensation satisfying certain rules. The Company’s 1997 Stock Option and Stock Incentive Plan is designed to qualify under the compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to its Named Executives.

Submitted by the Management Development and
Compensation Committee of the Board of Directors

Philip E. Beekman
Donald C. Harrison
Robert C. Simpson

Report of the Audit Committee

The Audit Committee is comprised solely of independent directors (as defined by the Nasdaq listing standards) and, in accordance with its written charter adopted by the Company’s Board of Directors, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee Charter was attached to the Company’s Proxy Statement filed in connection with its Annual Meeting of Shareholders held during May, 2001. During 2002, the Audit Committee met three times, and the Audit Committee chairman, as a representative of the Audit Committee, discussed the interim unaudited consolidated financial information contained in each Quarterly Report on Form 10-Q with the Chief Financial Officer, Controller and independent public accountants prior to each filing of the Company’s Quarterly Reports on Form 10-Q. The Audit Committee also discussed the audited consolidated financial statements with management.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards

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Board Standard No. 1, “Independence Discussions with Audit Committees”, and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP’s provision of non-audit related services was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee also discussed with management and the independent public accountants the quality and adequacy of the Company’s internal controls. In a meeting with the independent public accountants, the Audit Committee reviewed the audit plans and audit scope and identified audit risks.

The Audit Committee discussed and reviewed with the independent public accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent public accountants’ examination of the consolidated financial statements.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent public accountants. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent public accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent public accountants, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Commission. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2003. The Board concurred with both of these recommendations.

Submitted by the Audit Committee of the Board of Directors

Philip E. Beekman
Donald C. Harrison
Robert C. Simpson

Certain Transactions

In 2002, the Company paid approximately $400,000 to a construction company owned by a relative of Dr. Kendle for construction and renovations at its principal executive offices. Such work is continuing. Management believes that payments to the construction company are on terms no less favorable than those that could have been negotiated with unaffiliated third parties.

Compensation Committee Interlocks and Insider Participation

The members of the Management Development and Compensation Committee at the end of 2002 were Philip E. Beekman (Chairman), Donald C. Harrison and Robert C. Simpson, none of whom is or was a current or former officer or employee of the Company or any of its subsidiaries. Prior to August 2002, oversight of policies for compensation and remuneration of executive officers was the responsibility of the Compensation Subcommittee of the Management Development and Compensation Committee. The Compensation Subcommittee’s members were Mr. Robert Buck (Chairman), a former director of the Company, Mr. Beekman and Mr. Simpson, none of whom is or was a current or former officer or employee of the Company. No Named Executives of the Company serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.

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PERFORMANCE GRAPH

The following graph shows cumulative total shareholder returns for the period beginning December 31, 1997 and ending on December 31, 2002, with a published industry index or line-of-business index. The Company has selected the Nasdaq Stock Market (U.S.) Index, the Nasdaq Health Services Index and a composite peer group consisting of Parexel International, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corp. The graph assumes that $100 was invested on December 31, 1997 in the following: (i) Kendle International Inc. Common Stock; (ii) the Nasdaq Stock Market (U.S.) Index; (iii) the Nasdaq Health Services Index; and (iv) the peer group. The graph further assumes the reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG KENDLE INTERNATIONAL INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE NASDAQ HEALTH SERVICES INDEX AND A PEER GROUP

*$100 invested on 12/31/97 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

During 2002, the Company reevaluated the composition of its self-constructed performance peer group and the comparison of the performance of its Common Stock to the performance of equity securities in this peer group. The Company historically has compared the performance of its Common Stock to the performance of the peer group, consisting of the equity securities of only a few of its competitors, and to the Nasdaq Stock Market (U.S.) Index. However, the Company believes that investors increasingly are comparing an investment in its Common Stock to an investment in equity securities of issuers that are part of a broader national health services index, the Nasdaq Health Services Index. Accordingly, in the future, the Company will no longer utilize a self-constructed performance peer group as a component to the performance graph.

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APPROVAL OF AN AMENDMENT TO THE COMPANY’S
1997 STOCK OPTION AND STOCK INCENTIVE PLAN
(Item 2 on the Proxy Card)

The 1997 Stock Option and Stock Incentive Plan, which has been amended from time to time (the “Plan”), allows the grant of incentive stock options or non-qualified stock options to acquire shares of Common Stock, alone or in connection with stock appreciation rights, restricted stock awards, unrestricted stock awards and performance awards. Currently, 3,000,000 shares of Common Stock are reserved for issuance under the Plan. On February 20, 2003, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to increase the number of shares reserved for issuance from 3,000,000 shares of Common Stock to 5,000,000 shares of Common Stock.

Purpose of the Plan and Available Shares

The objectives of the Plan are to enable the Company to compete successfully in retaining and attracting key employees of outstanding ability, to stimulate the efforts of such employees toward the Company’s objectives and to encourage the identification of their interests with those of the Company’s shareholders. All of the Company’s approximately 1,650 employees are eligible to participate in the Plan. In addition, non-employee directors and advisors are eligible to receive grants of non-qualified stock options, and advisors are eligible to receive restricted or unrestricted stock awards.

As of February 28, 2003, approximately 845,336 shares of Common Stock (plus any shares of Common Stock that might in the future be returned to the Plan as a result of cancellations or expiration of options) remained available for future grant. As of February 28, 2003, 83,004 shares of Common Stock were issued and outstanding under the Plan, and options to purchase 2,071,660 shares of Common Stock at exercise prices ranging from $6.91 to $31.00 per share and restricted stock awards of 22,500 shares of Common Stock were outstanding under the Plan.

Description of the Plan

Certain features of the Plan are summarized below, and a copy of the Plan is on file with the Commission.

Administration.    The Plan is administered by the Management Development and Compensation Committee of the Board of Directors (the “Committee”) consisting solely of non-employee directors. The Committee selects employee and advisor participants and determines the terms and conditions and types of options and SARs (defined below), including number of shares, terms and conditions of exercise, and price. The Plan contains no predetermined performance measures or other criteria for determining the number of options to be granted to participants. The Committee also fixes the terms and restrictions on the offer and sale of restricted shares and may make awards of unrestricted shares of Common Stock to key eligible employees and advisors. The Committee also may grant performance awards to eligible employees and advisors and determines the terms and conditions, including the number of shares, the duration of the performance period, and the conditions under which a participant’s performance award will vest.

Incentive Stock Options (“ISOs”).    The Committee may grant ISOs to eligible employees under the Plan. ISOs are intended to qualify as “Incentive Stock Options” within the meaning of section 422 of the Internal Revenue Code, as amended (the “Code”). The option price of an ISO may not be less than 100% of the fair market value of the Common Stock at the time the ISO is granted (or less than 110% in the case of 10% shareholders of the Company). ISOs and related SARs must be exercised within ten years of the date of grant (or five years in the case of 10% shareholders of the Company) or such shorter period as specified by the Committee. Upon termination of the optionee’s employment (or business relationship), the period of time during which an ISO or related SAR remains exercisable may not exceed 90 calendar days after termination of employment or business relationship, or one year in the case of termination as a result of death, disability or retirement. The aggregate fair market value of the shares of Common Stock with respect to which an ISO is first exercisable during any calendar year may not exceed $100,000.

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Non-Qualified Stock Options (“NQSOs”).    The Committee may grant NQSOs to eligible participants, including employees, advisors and non-employee directors, under the Plan. NQSOs are not intended to qualify as Incentive Stock Options under the Code. The option price of a NQSO may not be less than 95% of the fair market value at the time of grant. NQSOs and any related SARs granted under the Plan must be exercised within ten years of the date of grant or such shorter period as specified by the Committee. Upon termination of the optionee’s employment (or business relationship), the period of time during which a NQSO or related SAR remains exercisable may not exceed 90 calendar days after termination of employment or business relationship, or one year in the case of termination as a result of death, disability or retirement.

Award of Options to Non-Employee Directors.    The Plan provides that the Company will make grants of NQSOs to non-employee directors in accordance with the Plan. The Plan specifies that an option for 5,000 shares of Common Stock will be granted on the date a person first becomes a non-employee director. Upon each annual election as a director, a non-employee director will receive an option for a number of shares of Common Stock to be determined by the Board of Directors. NQSOs must be exercised within 10 years from the date of grant and the option price shall be the fair market value at the time of grant. Upon the time an optionee ceases to be a director, the period of time during which a NQSO remains exercisable may not exceed 90 calendar days after termination of the individual’s service as a director of the Company, or one year in the case of termination as a result of death, disability or retirement.

Stock Appreciation Rights (“SARs”). The Committee may grant SARs to eligible participants under the Plan, either in connection with an ISO or a NQSO (“Tandem SAR”) or independent of any related stock option. A Tandem SAR related to an ISO must be granted on the same date as the grant date of the related ISO, but a Tandem SAR related to a NQSO may be granted on or after the grant date of the related NQSO. Any Tandem SAR granted under the Plan will be subject to the same terms and conditions as the related stock option, and will be exercisable only to the extent the stock option is exercisable. If the related stock option terminates, the SAR will also terminate. The exercise of a Tandem SAR will result automatically in the surrender of the applicable portion of the related stock option.

Restricted and Unrestricted Stock Awards.    The Committee may grant restricted stock awards to eligible employees or advisors under the Plan. A restricted stock award is an award of shares of Common Stock that the holder may not sell, transfer, pledge or assign, and that may be subject to such other restrictions as the Committee, in its sole discretion, may impose. In addition to determining the applicable restrictions on restricted stock, which may include service or performance restrictions, the Committee also may determine the purchase price, if any, to be paid for such restricted stock. Unless otherwise determined by the Committee at the time of grant, participants receiving restricted stock awards will not be entitled to dividends or voting rights for the restricted shares until such shares are fully vested. Upon termination of employment of a participant prior to the lapse of such restrictions, all shares of restricted stock then held by the participant will be forfeited unless otherwise provided by the Committee.

The Committee also may make awards of unrestricted shares of Common Stock to key eligible employees and advisors in recognition of outstanding achievements or contributions by such employees and advisors. The unrestricted stock awards may be issued for no cash consideration.

Performance Awards.    The Committee may grant performance awards to eligible employees and advisors. A performance award may consist of either (i) shares of Common Stock or cash equivalent, or a combination of both, at the end of a performance period specified by the Committee, or (ii) a fixed dollar amount payable in cash or shares of Common Stock, or a combination of both, at the end of a performance period specified by the Committee. The Committee determines the duration of the performance period and the conditions under which a performance award will vest, including but not limited to attainment of specified performance goals, the appreciation in the fair market value of the Common Stock or the performance of the Company based on earnings. Unless otherwise determined by the Committee at the time of the grant, no dividends will be paid during the Performance Period. Upon termination of employment or advisory relationship for any reason during the performance period, the performance award will vest or be forfeited in accordance with the terms and conditions established by the Committee.

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Federal Income Tax Consequences

The following is a brief summary of the current federal income tax rules generally applicable to ISOs, NQSOs and other awards and grants pursuant to the Plan. This summary is based on federal tax laws and regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the Plan.

NQSOs.    An optionee granted a NQSO realizes no taxable income at the time of the grant. Upon exercise, the optionee is deemed to receive compensation, taxable at ordinary income rates in an amount equal to the excess of the fair market value of the shares acquired on exercise over the option price. The amount of such income will constitute an addition to the optionee’s tax basis in the optioned stock. The Company is entitled to a federal tax deduction at the same time and to the same extent that the optionee recognizes ordinary income. Sale of shares of Common Stock acquired through exercise of the NQSOs will result in capital gain or loss (long-term or short-term depending on the optionee’s holding period).

ISOs.    An optionee is not subject to federal income tax upon either the grant or exercise of an ISO; however, the option spread on the exercise of an ISO is an adjustment in computing alternative minimum taxable income for the optionee in the year when the optionee exercises the option. If the optionee holds the shares of Common Stock acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, the optionee will not realize any ordinary income on the exercise but will be taxed at capital gains rates upon the disposition of such Common Stock. The Company is not permitted to take a federal income tax deduction. If the optionee sells the shares acquired under an ISO before the expiration of the requisite holding period, he or she will be deemed to have made a “disqualifying disposition” of the shares and will realize compensation income in the year of disposition equal to the lesser of the fair market value of the shares at exercise or the amount realized on their disposition over the option price of the shares. Any gain recognized upon a disqualifying disposition in excess of the ordinary income portion will constitute either short-term or long-term capital gain. In the event of a disqualifying disposition, the Company will be entitled to a federal tax deduction in the amount of the compensation income realized by the optionee.

SARs.    Upon the exercise of SARs, the holder will realize ordinary income equal to the amount of the gain. This amount is generally treated as a tax deductible expense to the Company at the time of exercise.

Restricted and Unrestricted Shares.    The recipient must recognize ordinary income equal to the fair market value of the Common Stock at the first time the Common Stock becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. In the case of unrestricted shares of Common Stock, a recipient must recognize ordinary income immediately upon grant because such unrestricted shares upon the time of grant are transferable and not subject to a substantial risk of forfeiture. The Company generally will be entitled to a deduction for the same amount at the time the recipient recognizes such income.

Summary of Other Equity Compensation Plans

The following table presents summary information with respect to all the Company’s equity compensation plans as of December 31, 2002.

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Equity Compensation Plan Information
Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,378,867	$11.84	867,926
Equity compensation plans not approved by security holders	0	0	0

Total	2,378,867	$11.84	867,926

Vote Required

The affirmative vote of the holders of a majority of shares of Common Stock, present in person or by proxy at the Annual Meeting and entitled to vote, is required to adopt the proposal to amend the Plan. Proxies will be voted in favor of the proposal unless otherwise instructed by the Shareholders. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker non-votes will be counted towards a quorum but are not counted for any purpose in determining whether this proposal has been approved.

The Board of Directors recommends a vote “FOR” this proposal to adopt the amendment to the Plan to increase the number of authorized shares of Common Stock from 3,000,000 shares to 5,000,000 shares.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
(Item 3 on the Proxy Card)

The Audit Committee recommended and the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2003. PricewaterhouseCoopers LLP has been the independent accounting firm for the Company since 1996. Although not required by law, the Board of Directors is seeking shareholder ratification of this selection. The affirmative vote of a majority of shares voting at the Annual Meeting is required for ratification. If ratification is not obtained, the Board of Directors intends to continue the employment of PricewaterhouseCoopers LLP at least through 2003.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for its audit of the Company’s consolidated annual financial statements for the year ended December 31, 2002 and for its reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by the Company during that year were $278,000, which included $22,000 for statutory audits of the Company’s foreign operations.

Financial Information Systems Design and Implementation

PricewaterhouseCoopers LLP did not perform any financial information design or implementation work for the Company during 2002.

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All Other Fees

The fees billed for all services rendered by PricewaterhouseCoopers LLP, other than the audit fees described above, were $378,000, which included $181,000 for tax planning and compliance services and $197,000 for other services.

The Board of Directors recommends a vote “FOR” this proposal to ratify PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2003.

OTHER MATTERS

The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it will require the affirmative vote of a majority of shares voting for approval.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership with the Commission and to furnish the Company with copies of these reports. Based solely upon its review of reports received, or upon written representation from certain reporting persons that no reports were required, the Company believes that during 2002 all filing requirements were met.

Solicitation of Proxies

The costs of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, make additional requests for the return of proxies and may receive proxies on behalf of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of Common Stock and will be reimbursed for their expenses.

Shareholder Proposals

Shareholders who desire to have proposals included in the notice for the Annual Meeting of Shareholders to be held in the Spring of 2004 must submit their proposals in writing by December 4, 2003 to the Company, Attention: Keith A. Cheesman, Director — Administration, 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received. For notice to be deemed adequate for the 2004 Annual Shareholders’ Meeting, it must be received prior to February 17, 2004. If there is a change in the anticipated date of next year’s Annual Shareholders’ Meeting or in the notice deadline by more than 30 days, the Company will notify you of this change through its Form 10-Q filings.

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FINANCIAL STATEMENTS AVAILABLE

The Company’s Annual Report to Shareholders for the year 2002 is enclosed with this mailing. A copy of the Annual Report to the Commission on Form 10-K is available without charge upon written request to: Investor Relations, Kendle International Inc., 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202. The Company’s Annual Report to the Commission on Form 10-K and certain other recent filings with the Commission are available at the Company’s website at HTTP://WWW.KENDLE.COM. The Company’s Annual Report to the Commission on Form 10-K and its other filings with the Commission are also available at the Commission’s website at HTTP://WWW.SEC.GOV.

By order of the Board of Directors,

Paul F. Ritter
Vice President, Secretary and General Counsel

April 3, 2003

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KENDLE INTERNATIONAL INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	Authority to elect as directors the following eight (8) nominees: Candace Kendle, Philip E. Beekman, Christopher C. Bergen, G. Steven Geis, Donald C. Harrison, Timothy E. Johnson, Frederick A. Russ, & Robert C. Simpson (INSTRUCTION: Write the name of any nominee(s) for whom authority to vote is withheld)	For All / /	Withold All / /	For All Except / /	2.	To approve the amendment to the 1997 Stock Option and Stock Incentive Plan, as amended, to increase the number of authorized shares of Common Stock from 3,000,000 shares to 5,000,000 shares.	For / /	Against / /	Abstain / /
					3.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2003.	For / /	Against / /	Abstain / /

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 3, 2003 and the Proxy Statement furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

               Dated: _________________________________, 2003

_____________________________________________________
                                    (Signature)

_____________________________________________________
                                    (Signature)

(Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE DATE, SIGN AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.

6541—Kendle International Inc.

PROXY	KENDLE INTERNATIONAL INC.	PROXY

1200 Carew Tower
441 Vine Street
Cincinnati, Ohio 45202

PROXY FOR ANNUAL MEETING

      The undersigned hereby appoints Paul F. Ritter and Jarrod B. Pontius, or either of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock that the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Kendle International Inc. to be held on May 9, 2003 at 9:30 A.M. Eastern Time in the Grand Ballroom of the Millennium Hotel Complex, 141 West 6th Street, Cincinnati, Ohio or at any adjournment of such Annual Meeting.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(This proxy is continued and is to be signed on the reverse side.)

6541—Kendle International Inc.